OFFICE TRANSLATION
Exhibit 10.11

Ground Lease Agreement

between

Mo Industripark AS, reg. no. 914 780 152
(hereafter referred to as the Lessor)

and

Freyr Battery Norway AS, reg. no. 926 089 862
(hereafter referred to as the Lessee)

Agreement no.: 3046D
(hereafter referred to as the Ground Lease Agreement)

1.The property:
Municipality no.: 1833    Municipality name: Rana.    Land. no. 20.

The property encompasses 81,540 sqm as marked on the sketch map attached as Appendix 1. The Lessor shall ensure that the area is measured when conducting the handover inspection (Nw: "Overtakelsesforretning"). Deviations is marked in the agreement.

2.Purpose of the Ground Lease

The property shall be used for the construction and operation of buildings, infrastructure and installations for storage, office and production activities. The Lessee can, inter alia, use the property for testing and production of batteries and battery systems, storage of e.g. raw materials and battery products and all related activities.

The Lessee shall construct the buildings and infrastructure as described in Appendix 2.

Any changed use of the Property or any significant alterations of the buildings and installations which shall be constructed on the Property, requires the consent of the Lessor. Consent may not be denied without just cause.

3.Security

The Lessee shall provide a security on the terms set out in Appendix 3.1 and 3.2.

4.Condition and future use of the Property

Simultaneous with entering into the Ground Lease Agreement, the Lessor and the Lessee shall enter into an agreement on the implementation of preparatory work for the Property (Agreement on preparatory work), enclosed as Appendix 4.

The Lessee acquires the Property as-is in accordance with clause 5 by signing the agreement. However, the Lessee may claim justification of non-unessential environmental concerns and other historical factors relating to previous activity on the Property that appears before the takeover in accordance with section 5, provided that; i) The Lessee was not or had to be aware of the circumstances based on information that existed when signing the agreement, ii) the Lessee was not able to construct buildings and installations on the property, or otherwise use the property in for normal purposes, without the circumstances being corrected, and iii) the justification has been made in writing to the Lessor prior to handover. The Lessors justification shall be proportionate to the total obligations undertaken by the Lessee in the Agreement on preparatory work, the ground rent, the lease period and other relevant conditions.

The Lessor is not responsible for the Property to be used in accordance with the Lessees plans and purpose.

OFFICE TRANSLATION

If the Lessees establishment requires re-zoning and/or other public law permits for the intended use of the Property, the Lessee is responsible for this and all costs associated with re-zoning and/or obtaining such required permits. The Lessor shall provide necessary assistance to the Lessee to obtain such re-zoning and/or other public law permits.

All environmental issues concerning the ground and installations in the ground that was present when the Lessee acquired the Property, is the Lessors responsibility. Except for issues described in the Agreement on preparatory work, the Lessor is not obliged to take any action (including relocation and handling) regarding installations or contamination in the ground unless agreed upon between the Parties or an order from public authorities. All environmental conditions concerning or as a result of the Lessees activities or measures are the responsibility of the Lessee. Any order from public authorities or requirements under applicable regulations regarding handling of contaminated grounds etc., is the Lessees responsibility as far as this is caused by or triggered by the Lessees activities or measures on the Property.

Any requirements from municipal authorities or the Norwegian Environment Agency regarding the use of the property is the Lessees responsibility. However, the Lessee have a general obligation to provide the Lessor with relevant information in such circumstances.

The Lessees infrastructures and installations shall not be installed in such a manner that they prevent, or entail additional costs, for the Lessors necessary access to the Lessors infrastructure.

The Lessor is entitled to access and use the Property for supervision, maintenance and upgrading of the Lessors infrastructure. Such access and use shall be made in accordance with the established security rules and systems of the Lessee.

5.Conditions and lease period

The Ground Lease commences when the following conditions are fulfilled:

(a)    All work in accordance with the Agreement on preparatory work has been accomplished and documented and approved by public authorities where necessary.

    (b)    The Lessee have made the Investment decision.

If the condition set out in section (b) above is not fulfilled or waived by the Lessee by 30 June 2022, the Ground Lease Agreement will be repealed. In such circumstances, the Lessee shall pay a reimbursement corresponding to the 9 months ground rent, which is due for payment within 60 days from the abovementioned date. Neither of the parties shall be entitled to make any claim against each other as a result of the repeal of the Ground Lease Agreement, except where this follows from the Agreement on preparatory work or other agreement between the Parties.

As soon as the conditions of this clause 5 (a) and (b) are fulfilled, the Lessee shall acquire the Property. A handover shall take place, were a handover protocol signed by both Parties shall be made.

The lease period is 50 years from the date the parties have signed the handover protocol.

Upon expiry of the lease period, the Lessee is entitled to require prolongment of the Ground Lease Agreement for one additional period of 20 years and two periods of 10 years. The Lessee may determine the sequence of the option periods. The prolongments take place on the same terms, except for the ground rent, which the Parties may require adjusted to market price. The market price shall not be influenced by the increase in value arising from the Lessees measures or measures from others granted by the Lessee, including work carried out in accordance with the Agreement on preparatory work. If the parties do not agree, the ground rent will be settled by a value discretion according to section 43 of the Ground Lease Act.

If the Lessee wants to prolong the Ground Lease Agreement, the Lessor shall be notified in writing no later than 12 months before the expiry of the relevant lease period.

6.Ground rent and other costs

The Parties have agreed upon a ground rent of NOK 40 per sqm per year. Provided that the Ground Lease can be included in a voluntary VAT-registration, the Lessor shall register and add VAT to the ground rent. The same applies to the additional payment to the ground rent that shall be paid in accordance with the Agreement on preparatory work.

OFFICE TRANSLATION

The ground rent is subject to annual index regulation with effect from 1 January every year, the first time effective from 01/01/2022. The rent cannot be negatively regulated unless there is a significant fall in the consumer price index, in which case the parties shall meet to agree on compensating measures.

The regulation shall follow the consumer price index published by Statistics Norway. The original lease index value is the value index as per month of October 2020, and the annual adjustments are based on the index figure for the month of October of the year before the adjustments are implemented.

In addition to the ground rent, the Lessee shall pay compensation to the Lessor in accordance with the Agreement of preparatory work through an additional pay to the ground rent (annuity). The model for calculating the additional pay is set out in Appendix B to the Agreement of preparatory work. This additional payment will be invoiced from the Lessor and is due for payment at the same time as the ground rent, unless the additional payment is settled as a one-time payment, see the Agreement on preparatory work.
The additional payment is not subject to KPI adjustment.

Furthermore, the Lessee shall at its own expense pay property tax and government fees etc. incurring for the Property during the lease period.

All costs regarding land-measuring and public registry of measuring letters and the Ground Lease Agreement in the land register shall be covered by the Lessee. The Lessor shall ensure the Property being measured and registered in the cadaster register (Nw: "Matrikkelen"). The Lessee is obliged to delete the registration in the land registry if the conditions are not met, cf. clause 5.

7.Payment of the ground rent - mortgage rights

The ground rent is paid in advance with monthly periods and due for the first of each month after the acquirement of the Property. In the case of delayed payment of ground rent, the Lessor will be entitled to demand interest on overdue payments in accordance with the late payment interest act.

The Lessor shall have first priority mortgage right in the Ground Lease and the buildings for up to 3 years of unpaid ground rent.

8.Assignment and mortgage of the ground rent

The Lessee may, with the written approval of the Lessor, transfer the ground lease and any buildings and installations constructed by the Lessee on the Property to others. The Lessor cannot refuse the approval of new Lessee without just cause.

The Lessee can, at its own unfettered discretion, rent out all or part of its own buildings.

The Lessee may mortgage the ground rent if the mortgage also includes all structures and other installations the Lessee have constructed on the Property.

9.Framework conditions and related agreements

The Ground Lease Agreement is depending on that the Lessee have approved and no later than the time of entering into the current agreement, have signed the Framework Agreement for delivery of goods and services at Mo Industripark AS.

The Lessee is obliged to respect and comply with the framework and regulations that applies at all times for activities within the area the Property is placed.

MIP shall make the area adjacent to the Central Property available for 150 parking lots that will be regulated by a separate agreement.

10.Liquidation at expiry of the lease period

Upon expiry of the lease period, the Lessee has a right and obligation to remove buildings and permanent installations belonging to him.

OFFICE TRANSLATION

If the removal of buildings/parts of buildings and permanent installations would result in unnecessary waste of values as regulated in Section 40 of the Ground Lease Act, both the Lessee and the Lessor may demand that the Lessor acquires ownership to the buildings/parts of buildings and permanent installations for compensation. The acquirement and determination of the compensation, shall take place in accordance with the Grounds Lease Act no. 20 December 1996, 106 §§ 39-41.

The Lessee has a right and obligation to dismount and remove production-specific equipment and furnishing unless agreed upon otherwise between the Parties.

11.Option to purchase buildings and installations

If the Lessee chooses to prolong the lease period according to Clause 5 of the Agreement, the Lessor is entitled, but not obliged to, demand redemption of buildings and installations on the Property provided that;

i)    The Lessee or the Lessees affiliated parties, including Joint Venture partners, no longer use the Property in their own production activities.

ii)    The Lessor executes the option within 3 months after the Lessee have notified that the prolongment right will be executed, cf. clause 5, last paragraph of the agreement.

The transfer takes place within 9 months after the option was executed. From the acquirement date, the Lessee will be released from his contractual duties.

The compensation for applying the option is set to the market value for the buildings and installations, as well as the Lessees added value increase to the Property, at the time of MIP's acquirement.

12.Disputes

Any disputes that may arising from the Ground Lease Agreement shall be settled in accordance with the provisions set out in the Ground Lease Act at all times. The jurisdiction in which the Property is located is agreed upon as the legal venue.

13.Relationship to the Ground Lease Act

The Ground Lease Act applies to the Ground Lease, and the Ground Lease Agreement shall be supplemented by the provisions of the Ground Lease Act.

The ground Lease Agreement has been issued in 2 – two copies; 1 – one – to each of the Parties.
14.Appendix to the Ground Lease Agreement

Appendix 1: Sketch map of the property
Appendix 2: Schedule/description of planned buildings
Appendix 3.1: Parent company warranty (ground lease agreement)
Appendix 3.2: Parent company warranty (Guarantee for clean-up in the Lessees building period)
Appendix 4: The Agreement on preparatory work
Appendix 5: Report from geotechnical basic surveys in 2021 (Multiconsult report 10226675-RIG-RAP-001 dated 23 May 2021)
Appendix 6: Report from environmental geological surveys in 2020 (Multiconsult report 10220075-RIGm-RAP-001 dated 11.08.2020) Appendix 7: Report from environmental geological surveys in 2021 (Multiconsult report 10226628-RIGm-RAP-001 dated 7 May 2021)
Appendix 8: Description of building lines and limitations

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[ SIGNATURE PAGE FOLLOWS ON THE NEXT PAGE ]

OFFICE TRANSLATION

The Agreement has been electronically signed.

The validity of this Agreement assumes the subsequent approval of FREYR Battery Norway AS' board.

For Mo Industripark AS:    For Freyr Battery Norway AS:

1/7/2022    1/6/2022

/s/ Lisbeth Flågeng /s/ Jan Arve Haugan
……………………………………….    ……………………………………………
Chairman of the Board    Chairman of the Board
Lisbeth Flågeng    Jan Arve Haugan

1/7/2022    1/6/2022

/s/Anette Skog Lillevik /s/ Tom Einar Jensen
……………………    ……………………………………………
Board member    Chief Executive Officer
Anette Skog Lillevik     Tom Einar Jensen

The agreement was signed on 07/01/2022